EXHIBIT 12

                Computation of Ratio of Earnings to Fixed Charges
                     Omnicare, Inc. and Subsidiary Companies
                          (in thousands, except ratio)

                                                   For the years ended December 31,
                                         ----------------------------------------------------
                                           2004       2003       2002       2001       2000
                                         --------   --------   --------   --------   --------
Income before Income Taxes               $375,199   $310,449   $203,051   $119,785   $ 77,523
Add Fixed Charges:
   Interest Expense                        65,821     73,345     52,811     52,724     52,974
   Amortization of Debt Expense             4,600      4,200      4,000      3,600      2,100
   Write-off of Debt Issuance Costs(1)         --      3,755         --         --         --
   Interest Portion of Rent Expense        16,000     12,500     10,600      9,033      9,300
                                         --------   --------   --------   --------   --------
      Adjusted Income                    $461,620   $404,249   $270,462   $185,142   $141,897
                                         ========   ========   ========   ========   ========
Fixed Charges:
   Interest Expense                      $ 65,821   $ 73,345   $ 52,811   $ 52,724   $ 52,974
   Amortization of Debt Expense             4,600      4,200      4,000      3,600      2,100
   Write-off of Debt Issuance Costs(1)         --      3,755         --         --         --
   Interest Portion of Rent Expense        16,000     12,500     10,600      9,033      9,300
                                         --------   --------   --------   --------   --------
      Fixed Charges                      $ 86,421   $ 93,800   $ 67,411   $ 65,357   $ 64,374
                                         ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges(2)         5.3x       4.3x       4.0x       2.8x       2.2x
                                         ========   ========   ========   ========   ========

(1) The year ended December 31, 2003 includes the write-off of unamortized debt issuance costs relating to the Company's redemption of its 5.0% convertible subordinated debentures. See Note 7 of the Notes to Consolidated Financial Statements for further discussion.

(2) The ratio of earnings to fixed charges has been computed by adding income before taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.